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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 29, 2004
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Raytech Corporation
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(Exact name of registrant as specified in its charter)

Delaware                            1-9298                  06-1182033
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(State of other jurisdiction        (Commission             (IRS Employer
of incorporation)                    File Number)            Identification No.)


Suite 295, Four Corporate Drive, Shelton, CT                  06484
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(Address of principal executive offices)                      (Zip Code)

203-925-8021
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Registrant's telephone number, including area code

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(Former name or former address, if changed since last report)


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12. Results of Operations and Financial Condition.

On March 29, 2004, the registrant issued a press release announcing estimated results of operations for the fiscal year ended December 28, 2003. The text of the press release is as follows:

                         "RAYTECH CORPORATION ANNOUNCES
                               PRELIMINARY RESULTS

         Shelton, Connecticut, March 29, 2004 - Raytech Corporation (NYSE: RAY) announced today it will be filing a notification of late filing relating to its annual report on Form 10-K for the year ended December 28, 2003. The Company is finalizing its accounting disclosures relating to an impairment of goodwill and other intangible assets as well as impairment to certain long-lived assets. In addition, the Company is completing the analysis of the above charges on deferred tax assets and certain contractual obligations. The Company is also seeking waivers from its lenders with respect to certain covenants in its lending agreements. Certain of these covenants, if not waived, would make the debt callable by the lending institutions.

         It is currently anticipated that the Company will report a net loss approximating $65-70 million for the fiscal year ended December 28, 2003, of which approximately $50 million relates to an impairment charge taken in the fourth quarter. Losses of $15-20 million in the fiscal year are attributable to losses in its Wet Friction segment, the impact of certain deferred tax asset adjustments and environmental charges. The Company recorded a net loss of $2.8 million or $.07 loss per basic share for the 2002 fiscal year.

         The impact of the charges noted above was a decrease in cash during fiscal 2003 of $3.6 million. The year-end cash of $16.4 million compares to $20.0 million at year-end 2002. The total cash and available lines of credit were $27 million and $28.8 million at year-end 2003 and 2002, respectively.

         Raytech Corporation is a recognized world leader in the production of wet and dry clutch, power transmission and brake systems as well as specialty engineered polymer matrix composite products and related services for vehicular applications, including automotive OEM, heavy duty on-and-off highway vehicles and aftermarket vehicular power transmission systems. Through two technology and research centers and six manufacturing operations worldwide, Raytech develops and delivers energy absorption, power transmission and custom-engineered components focusing on niche applications where its expertise and technological excellence provide a competitive edge.

         Raytech Corporation, headquartered in Shelton, Connecticut, operates manufacturing facilities in the U.S., Germany, England and China, as well as technology and research centers in Indiana and Germany. The Company's operations are strategically situated in close proximity to major customers and within easy reach of geographical areas with demonstrated growth potential.

         Raytech common stock is listed on the New York Stock Exchange and trades under the symbol "RAY." Company information may be accessed on our Internet website http://www.raytech.com."


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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Raytech Corporation
(Registrant)

Date: March 29, 2004


/s/ John B. Devlin
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    John B. Devlin
    Vice President, Finance
     and Chief Financial Officer